Exhibit 10.2
VOTING AGREEMENT
This VOTING AGREEMENT (this “Agreement”) is entered into as of June 30, 2010, by and among Celgene Corporation, a Delaware corporation (“Parent”), Artistry Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and the Persons whose names are set forth on the signature pages hereto under the caption “Stockholders” (each individually a “Stockholder” and, collectively, the “Stockholders”).
W I T N E S S E T H:
WHEREAS, as of the date of this Agreement, each Stockholder owns the number of shares of Common Stock, par value $.001 per share (the “Company Stock”), of Abraxis BioScience, Inc., a Delaware corporation (the “Company”), set forth opposite such Stockholder’s name on Schedule A attached hereto;
WHEREAS, concurrently herewith, Parent, Sub and the Company are entering into an Agreement and Plan of Merger, dated as of this date (the “Merger Agreement”), pursuant to which Sub will merge with and into the Company and the Company will survive as a wholly-owned subsidiary of Parent (the “Merger”), and each share of Company Stock (other than Excluded Company Shares) will be converted into the right to receive the Merger Consideration, in accordance with the terms of, and subject to the conditions set forth in, the Merger Agreement; and
WHEREAS, as a condition to the willingness of Parent and Sub to enter into the Merger Agreement, and as an inducement and in consideration therefor, Parent and Sub have required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.1 Defined Terms. For purposes of this Agreement, terms used in this Agreement that are defined in the Merger Agreement but not in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement.
SECTION 1.2 Other Definitions. For purposes of this Agreement:
(a) “Company Options” means options to acquire Company Stock granted to a Stockholder by the Company and held by a Stockholder as of the date of this Agreement as set forth on Schedule A.

(b) “Company RSUs” means restricted stock units with respect to Company Stock granted to a stockholder by the Company and held by a Stockholder as of the date of this Agreement as set forth on Schedule A.
(c) “Immediate Family” means lineal descendants (whether by blood or marriage), ancestral forebears, current and former spouses, and persons related by blood, adoption or marriage to any of the foregoing.
(d) “New Shares” means any shares of Company Stock (other than Owned Shares) acquired by a Stockholder at any time during the Voting Period.
(e) “Option Shares” means any shares of Company Stock issued or issuable upon exercise of Company Options.
(f) “Owned Shares” means all of the shares of Company Stock owned by such Stockholder as of the date of this Agreement as set forth on Schedule A.
(g) “Permitted Transferee” means PSS and any PSS Entity or any charitable foundation or organization, in each case only if such parties agree to be bound by the terms of this Agreement.
(h) “PSS” means Dr. Patrick Soon-Shiong.
(i) “PSS Entity” means any trust for the benefit of PSS or any members of PSS’ Immediate Family and any other entity in which PSS or any members of PSS’ Immediate Family separately or collectively hold, directly or indirectly, a majority of the outstanding equity interests.
(j) “Representative” means, with respect to any particular Person, the officers, directors, employees, trustees, investment bankers, attorneys and other advisors or representatives of such Person.
(k) “RSU Shares” means any shares of Company Stock issued or issuable upon vesting of Company RSUs.
(l) “Transfer” means sell, transfer, tender, assign, pledge, encumber or otherwise dispose.
(m) “Voting Period” means the period from and including the date of this Agreement through and including the earliest to occur of (i) the Effective Time, and (ii) the termination of the Merger Agreement in accordance with its terms.

ARTICLE II
VOTING AGREEMENT AND IRREVOCABLE PROXY
SECTION 2.1 Agreement to Vote.
(a) Each Stockholder hereby agrees that, during the Voting Period, such Stockholder shall vote or execute consents, as applicable, with respect to the Owned Shares and any New Shares owned by such Stockholder as of the applicable record date (or cause to be voted or a consent to be executed with respect to the Owned Shares or any New Shares owned by such Stockholder as of the applicable record date) in favor of the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, at any meeting (or any adjournment or postponement thereof) of, or in connection with any proposed action by written consent of, the holders of Company Stock at or in connection with which any of the holders vote or execute consents with respect to any of the foregoing matters.
(b) Subject to Section 3.2 hereof, each Stockholder hereby agrees that, during the Voting Period, such Stockholder shall vote or execute consents, as applicable, with respect to the Owned Shares and any New Shares owned by such Stockholder as of the applicable record date (or cause to be voted or a consent to be executed with respect to the Owned Shares and any New Shares owned by such Stockholder as of the applicable record date) against each of the matters set forth in clauses (i), (ii), (iii) and (iv) below at any meeting (or any adjournment or postponement thereof) of, or in connection with any proposed action by written consent of, the holders of Company Stock at or in connection with which any of the holders vote or execute consents with respect to any of the following matters:
(i) any merger agreement or merger (other than the Merger Agreement, the Merger or any business combination or transaction with Parent or any of its affiliates), consolidation, combination, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other business combination or extraordinary corporate transaction involving the Company or any of its Subsidiaries, or any sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries;
(ii) any amendment of the Company’s certificate of incorporation, as amended to date, unless such amendment is consented to by Parent;
(iii) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of such Stockholder contained in this Agreement; and
(iv) any action, proposal, transaction or agreement involving the Company or any of its Subsidiaries that would reasonably be expected to prevent, impede, frustrate, interfere with, delay, postpone or adversely affect the Merger and the other transactions contemplated by the Merger Agreement.

(c) Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or consent. Nothing contained in this Section 2.1 shall require any Stockholder to vote or execute any consent with respect to any Option Shares or RSU Shares not issued to the Stockholder prior to the applicable record date for that vote or consent.
SECTION 2.2 Grant of Irrevocable Proxy. Each Stockholder hereby irrevocably appoints Parent and any designee of Parent, and each of them individually, as such Stockholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or execute consents during the Voting Period, with respect to the Owned Shares and any New Shares owned by such Stockholder as of the applicable record date, in each case solely to the extent and in the manner specified in Section 2.1. This proxy is given to secure the performance of the duties of such Stockholder under this Agreement, and its existence will not be deemed to relieve such Stockholder of its obligations under Section 2.1. Other than as described in this Section 2.2 and other than the granting of proxies to vote Owned Shares or New Shares with respect to the election of directors and ratification of the appointment of the Company’s auditors at the Company’s annual meeting of Stockholders, in accordance with the recommendation of the Board of Directors of the Company, such Stockholder shall not directly or indirectly grant any Person any proxy (revocable or irrevocable), power of attorney or other authorization with respect to any of such Stockholder’s Owned Shares or New Shares. For Owned Shares or New Shares as to which the Stockholder is the beneficial but not the record owner, such Stockholder will cause any record owner of such Owned Shares or New Shares to grant to Parent a proxy to the same effect as that contained in this Section 2.2.
SECTION 2.3 Nature of Irrevocable Proxy. The proxy and power of attorney granted pursuant to Section 2.2 by each Stockholder shall be irrevocable during the Voting Period, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Stockholder with regard to such Stockholder’s Owned Shares or any New Shares acquired by such Stockholder, and such Stockholder acknowledges that the proxy constitutes an inducement for Parent and Sub to enter into the Merger Agreement. The power of attorney granted by each Stockholder is a durable power of attorney and shall survive the bankruptcy, dissolution, death or incapacity of such Stockholder. The proxy and power of attorney granted hereunder shall terminate only upon the expiration of the Voting Period.

ARTICLE III
COVENANTS
SECTION 3.1 Voting Period Restrictions. Each Stockholder agrees that such Stockholder shall not, during the Voting Period, (i) Transfer any or all of such Stockholder’s Owned Shares or New Shares, or any interest therein, or enter into any agreement with respect to the Transfer of any or all of such Stockholder’s Owned Shares or New Shares, or any interest therein, or (ii) except pursuant to the terms of this Agreement, grant any proxies or powers of attorney, deposit any Owned Shares or New Shares into a voting trust or enter into a voting agreement with respect to any Owned Shares or New Shares; provided that the foregoing shall not prevent (a) the Transfer of Owned Shares or New Shares upon the death of such Stockholder pursuant to the terms of any trust or will of such Stockholder or by the laws of intestate succession, but only if, and any such Transfer shall be void unless, the transferee executes and delivers to Parent an agreement to be bound by the terms of this Agreement to the same extent as such Stockholder, (b) the Transfer of Owned Shares or New Shares to a Permitted Transferee, (c) the Transfer of Owned Shares or New Shares solely in connection with the payment of the exercise price and/or the satisfaction of any tax withholding obligation arising from the exercise of any Company Option or the vesting of any Company RSU, (d) the conversion of any Owned Shares and New Shares into the right to receive the Merger Consideration pursuant to the Merger in accordance with the terms of the Merger Agreement, or (e) the granting of proxies to vote Owned Shares or New Shares with respect to the election of directors and ratification of the appointment of the Company’s auditors at the Company’s annual meeting of Stockholders, in accordance with the recommendation of the Board of Directors of the Company.
SECTION 3.2 No Shop Obligations of Each Stockholder. Each Stockholder agrees that such Stockholder shall not, and that such Stockholder shall use its reasonable best efforts to cause the Representatives of such Stockholder to not, directly or indirectly, (i) solicit, initiate, or knowingly encourage the making, submission or announcement of any inquiry regarding, or any proposal or offer which would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate, continue or otherwise engage in discussions or negotiations with, or provide any non-public information to any Person (other than Parent, Sub and their Representatives) with respect to any inquiries regarding, or the making, submission or announcement of, an Acquisition Proposal, or (iii) enter into or approve any letter of intent, agreement in principle, option agreement, share purchase agreement, acquisition agreement or similar agreement relating to an Acquisition Proposal; provided, however, that each Stockholder may, and may authorize and permit any Representative of such Stockholder to, provide non-public information to, and participate in discussions or negotiations, with any Person if at such time such Stockholder has been notified by the Company that the Board of Directors of the Company is permitted to provide non-public information to, or engage in discussions or negotiations with, such Person in accordance with the Merger Agreement. The Stockholder shall immediately cease and cause to be terminated any ongoing solicitation, discussion or negotiation with any Person conducted prior to the date of this Agreement by the Stockholder or any of its Representatives with respect to any actual or potential Acquisition Proposal. A Stockholder shall notify Parent orally and in writing promptly (and in any event within 24 hours) after receipt of any Acquisition Proposal or any request for information or inquiry which could reasonably be expected to lead to an Acquisition Proposal. The written notice shall include the identity of the Person making such Acquisition Proposal, request or inquiry, the material terms of the Acquisition Proposal, request or inquiry (including any material written amendments or modifications, or any proposed material written amendments or modifications, thereto), and the Stockholder shall keep Parent reasonably informed on a current basis of any material changes with respect to such Acquisition Proposal, request or inquiry.

SECTION 3.3 General Covenants. Each Stockholder agrees that such Stockholder shall not:
(a) enter into any agreement, commitment, letter of intent, agreement in principle, or understanding with any Person or take any other action that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, such Stockholder’s covenants and obligations under this Agreement or make any of its representations and warranties contained herein untrue or incorrect; or
(b) take any action that could restrict or otherwise affect such Stockholder’s legal power, authority and right to comply with and perform such Stockholder’s covenants and obligations under this Agreement.
SECTION 3.4 Stockholders’ Capacity. Parent and Sub acknowledge that no Stockholder is making any agreement or understanding herein in such Stockholder’s capacity as a director or officer of the Company and that each Stockholder is executing this agreement solely in such Stockholder’s capacity as the owner of Company Stock and nothing herein shall limit or affect any actions taken by such Stockholder in such Stockholder’s capacity as a director or officer of the Company.
SECTION 3.5 Letter of Transmittal and Delivery of Merger Consideration. Parent agrees to provide the Stockholders a copy of the letter of transmittal referenced in Section 2.2 of the Merger Agreement a reasonable time period prior to the anticipated Closing Date to allow the Stockholders to complete the letter of transmittal and provide such letter of transmittal to the Paying Agent prior to or on the Closing Date. Parent agrees to use reasonable best efforts to cause the Paying Agent to deliver by wire transfer of immediately available funds the Merger Consideration to which the Stockholders are entitled under the terms of the Merger Agreement on the same date as the Closing Date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
Each Stockholder hereby represents and warrants to Parent and Sub as follows:
SECTION 4.1 Authorization. Such Stockholder has all power and authority (or legal capacity in the case of an individual) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly authorized, executed and delivered by such Stockholder and, assuming it has been duly and validly authorized, executed and delivered by Parent and Sub, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditor’s rights generally, and (ii) general principles of equity.
SECTION 4.2 Ownership of Shares. As of the date hereof, all Owned Shares, Company Options and Company RSUs owned by such Stockholder are listed on Schedule A attached hereto. Such Stockholder (a) is the sole beneficial owner of all of the Owned Shares, Company Options and Company RSUs listed opposite such Stockholder’s name on Schedule A hereto free and clear of any Liens, voting agreements or commitments of every kind that would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, or adversely affect the exercise or fulfillment of, such Stockholder’s covenants and obligations under this Agreement, and (b) has the sole power to vote (or cause to be voted or consents to be executed) and to dispose of (or cause to be disposed of) such Owned Shares without restriction, and no proxies through and including the date hereof given in respect of any or all of such Stockholder’s Owned Shares, Company Options or Company RSUs are irrevocable and any such proxies have been revoked.
SECTION 4.3 No Conflicts. Except for a filing of an amendment to a Schedule 13D and a filing of a Form 4 as required by the Exchange Act, (i) no filing with any Governmental Entity, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by such Stockholder or the performance by such Stockholder of such Stockholder’s obligations hereunder and (ii) none of the execution and delivery of this Agreement by such Stockholder, or the performance by such Stockholder of such Stockholder’s obligations hereunder shall (A) result in, give rise to or constitute a violation or breach of or a default (or any event which with notice or lapse of time or both would become a violation, breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on, any of the Owned Shares pursuant to any of the terms of any understanding, agreement, or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s Owned Shares are bound, or (B) violate any applicable law, rule, regulation, order, judgment, or decree applicable to such Stockholder, except for any of the foregoing as would not reasonably be expected to impair such Stockholder’s ability to perform such Stockholder’s obligations under this Agreement in any material respect.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
Each of Parent and Sub hereby represent and warrant to the Stockholders as follows:
SECTION 5.1 Authorization. Such party has all power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly authorized, executed and delivered by such party and, assuming it has been duly and validly authorized, executed and delivered by the Stockholders, constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms of this Agreement.
SECTION 5.2 No Conflicts. The execution and delivery of this Agreement by such party does not and the performance of this Agreement by such party will not (i) conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) under any mortgage, bond, indenture, agreement, instrument or obligation to which it is a party or by which it or any of its properties is bound; (ii) violate any judgment, order, injunction, decree or award of any court, administrative agency or other Governmental Entity that is binding on such party or any of its properties; or (iii) constitute a violation by such party of any law, regulation, rule or ordinance applicable to such party, in each case, except for any violation, conflict or consent as would not reasonably be expected to materially impair the ability of such party to perform its obligations under this Agreement.
ARTICLE VI
TERMINATION
This Agreement shall terminate upon the earliest to occur of (i) the Effective Time, (ii) any material amendment to the Merger Agreement that is adverse to the Stockholders that has not been approved by the Stockholders (it being understood that any decrease in or change in form of the Merger Consideration shall constitute a material amendment to the Merger Agreement that is adverse to the Stockholders), and (iii) the termination of the Merger Agreement in accordance with its terms. Upon the termination of this Agreement, neither Parent, Sub nor the Stockholders shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect; provided, that, with respect to termination pursuant to clause (i) above, Sections 7.1, 7.3 and 7.5 through 7.12 shall survive such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination.
ARTICLE VII
MISCELLANEOUS
SECTION 7.1 Publication. Each Stockholder hereby permits Parent, Sub and/or the Company to publish and disclose in press releases, Schedule 13D filings, and the Proxy Statement/Prospectus (including all documents and schedules filed with the SEC) and any other disclosures or filings required under the Merger Agreement or by applicable Law such Stockholder’s identity and ownership of shares of the Company Stock, the nature of such Stockholder’s commitments, arrangements and understandings pursuant to this Agreement and/or the text of this Agreement.

SECTION 7.2 Waiver of Appraisal Rights and Actions. Each Stockholder hereby (i) waives any rights of appraisal or rights to dissent from the Merger or the adoption of the Merger Agreement that such Stockholder may have under applicable law and shall not permit any such rights of appraisal or rights of dissent to be exercised with respect to such Stockholder’s Owned Shares, any New Shares, any Option Shares or any RSU Shares and (ii) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Sub, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any claim alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with the Merger Agreement or the transactions contemplated thereby.
SECTION 7.3 Amendments, Waivers, etc. This Agreement may be amended by the parties at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking the action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.
SECTION 7.4 Enforcement of Agreement; Specific Performance. The Stockholders agree and acknowledge that Parent and Sub would suffer irreparable damage in the event that any of the obligations of the Stockholders in this Agreement were not performed in accordance with its specific terms or if the Agreement was otherwise breached by the Stockholders. It is accordingly agreed by the Stockholders that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which Parent may be entitled at law or in equity.
SECTION 7.5 Notices. Except for notices that are specifically required to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery, if delivered in person or by facsimile or e-mail (upon confirmation of receipt), (b) on the first Business Day following the date of dispatch, if delivered by a recognized overnight courier service (upon proof of delivery) or (c) on the fifth Business Day following the date of mailing, if delivered by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:
(a) If to the Parent or Sub, addressed to it at:
Celgene Corporation
86 Morris Avenue
Summit, New Jersey 07901
Tel: 908.673.9000
Fax: 908.673.2769

Attention:	George Golumbeski, Senior Vice President Business Development ggolumbeski@celgene.com with copies to:
Celgene Corporation
86 Morris Avenue
Summit, New Jersey 07901
Tel: 908.673.9000
Fax: 908.673.2771

Attention:	Thomas Perone, Corporate Counsel
tperone@celgene.com
and a copy (which shall not constitute notice) to:
Jones Day
3161 Michelson Drive
Suite 800
Irvine, CA 92612
Tel: 949.851.3939
Fax: 949.553.7539

Attention:	Jonn R. Beeson, Esq.
jbeeson@jonesday.com
Kevin Espinola, Esq.
kbespinola@jonesday.com
(b) If to the Stockholders, addressed to them at:
Abraxis BioScience Inc.
11755 Wilshire Blvd., 20th Floor
Los Angeles, CA 90025
Tel: 310.883.1300
Fax: 310.998.8553

Attention:	Dr. Patrick Soon-Shiong, Executive Chairman pss@abraxisbio.com with copies to:
Abraxis BioScience Inc.
11755 Wilshire Blvd., 20th Floor
Los Angeles, CA 90025
Tel: 310.883.1300
Fax: 310.998.8553

Attention:	Charles Kim, General Counsel
CKim@abraxisbio.com

and a copy (which shall not constitute notice) to:
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Tel: 212.859.8000
Fax: 212.859.4000

Attention:	Philip Richter, Esq.
philip.richter@friedfrank.com
Brian Mangino, Esq.
brian.mangino@friedfrank.com
or to that other address as any party shall specify by written notice so given, and notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered.
SECTION 7.6 Headings; Titles. Headings and titles of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.
SECTION 7.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of this invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Upon determination that any term or other provision is invalid or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
SECTION 7.8 Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to in this Agreement) and any documents delivered by the parties in connection herewith constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party unless made in writing and signed by all parties.
SECTION 7.9 Assignment; Binding Effect; No Third Party Beneficiaries; Further Action. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties. This Agreement shall be binding upon and shall inure to the benefit of Parent and Sub and their respective successors and assigns and shall be binding upon the Stockholders and the Stockholders’ successors, assigns, heirs, executors and administrators. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person (other than, in the case of Parent and Sub, their respective successors and assigns and, in the case of the Stockholders, the Stockholders’ successors, assigns, heirs, executors and administrators) any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Stockholders shall take any further action and execute any other instruments as may be reasonably requested by Parent to effectuate the intent of this Agreement.

SECTION 7.10 Mutual Drafting. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. This Agreement shall not be deemed to have been prepared or drafted by any one party or another or any party’s attorneys.
SECTION 7.11 Governing Law and Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its rules of conflict of laws. The Stockholders hereby irrevocably and unconditionally consent to submit to the jurisdiction of the federal courts located in the State of Delaware or any Delaware state courts (and, if appropriate, appellate courts therefrom) in connection with any action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any suit, action or proceeding relating thereto except in those courts), waive any defense or objection they may have or hereafter have relating to the laying of venue of any suit, action or proceeding in any such courts and agree not to plead or claim that any suit, action or proceeding brought therein has been brought in an inconvenient forum.
SECTION 7.12 Counterparts; Facsimiles. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all of the parties. This Agreement or any counterpart may be executed and delivered by facsimile copies, each of which shall be deemed an original.
(Signature page follows.)

IN WITNESS WHEREOF, Parent, Sub and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

CELGENE CORPORATION
By:	/s/ Robert J. Hugin
	Name:	Robert J. Hugin
	Title:	Chief Executive Officer

ARTISTRY ACQUISITION CORP.
By:	/s/ Sandesh Mahatme
	Name:	Sandesh Mahatme
	Title:	Secretary and Treasurer

STOCKHOLDERS: DR. PATRICK SOON-SHIONG
/s/ Dr. Patrick Soon-Shiong

CALIFORNIA CAPITAL LP
By:	Themba LLC, its general partner

By:	/s/ Steven H. Hassan
	Name:	Steven H. Hassan
	Title:	Manager

PATRICK SOON-SHIONG 2009 GRAT 1
By:	/s/ Patrick Soon-Shiong
	Name:	Patrick Soon-Shiong
	Title:	Trustee
[Signature Page to Voting Agreement]

PATRICK SOON-SHIONG 2009 GRAT 2
By:	/s/ Patrick Soon-Shiong
	Name:	Patrick Soon-Shiong
	Title:	Trustee

MICHELE B. SOON-SHIONG GRAT 1
By:	/s/ Michele B. Chan Soon-Shiong
	Name:	Michele B. Chan Soon-Shiong
	Title:	Trustee

MICHELE B. SOON-SHIONG GRAT 2
By:	/s/ Michele B. Chan Soon-Shiong
	Name:	Michele B. Chan Soon-Shiong
	Title:	Trustee

SOON-SHIONG COMMUNITY PROPERTY REVOCABLE TRUST
By:	/s/ Patrick Soon-Shiong
	Name:	Patrick Soon-Shiong
	Title:	Trustee

By:	/s/ Michele B. Chan Soon-Shiong
	Name:	Michele B. Chan Soon-Shiong
	Title:	Trustee
[Signature Page to Voting Agreement]

THE CHAN SOON-SHIONG FAMILY FOUNDATION
By:	/s/ C. Kenworthy
	Name:	C. Kenworthy
	Title:	SVP
[Signature Page to Voting Agreement]

CALIFORNIA CAPITAL TRUST
By:	/s/ Patrick Soon-Shiong
	Name:	Patrick Soon-Shiong
	Title:	Trustee

By:	/s/ Michele B. Chan Soon-Shiong
	Name:	Michele B. Chan Soon-Shiong
	Title:	Trustee

By:	/s/ Steven H. Hassan
	Name:	Steven H. Hassan
	Title:	Trustee
I acknowledge that I have read the Voting Agreement, dated as of June 30, 2010, among by and among Celgene Corporation, a Delaware corporation, Artistry Acquisition Corp., a Delaware corporation, and the other parties thereto, and understand its contents. I am aware that by its provisions all or part of the shares of common stock, par value $.001 per share, of Abraxis BioScience, Inc., a Delaware corporation, held by my spouse, Dr. Patrick Soon-Shiong, including my community interest in such shares, if any, are subject to the provisions of such agreement.

MICHELE B. CHAN SOON-SHIONG
/s/ Michele B. Chan Soon-Shiong
[Signature Page to Voting Agreement]

SCHEDULE A
STOCKHOLDERS

Stockholder	Owned Shares	Company Options		Company RSUs
Dr. Patrick Soon-Shiong		183,635	[1]	206,204
Dr. Soon-Shiong may be deemed the beneficial owner
California Capital LP	7,987,159
Patrick Soon-Shiong 2009 GRAT 1	5,759,109
Patrick Soon-Shiong 2009 GRAT 2	5,759,109
Michele B. Soon-Shiong GRAT 1	5,759,109
Michele B. Soon-Shiong GRAT 2	5,759,110
Soon-Shiong Community Property Revocable Trust	716,916
California Capital Trust	144,555
The Chan Soon-Shiong Family Foundation	1,301,000

Total:	33,186,067	183,635		206,204

[1]	Includes 29,545 vested and 154,090 unvested Company Options as of the date hereof.